Exhibit 16.1

July 11, 2012
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
USA

Dear Ladies and Gentlemen,

We are the former independent auditors for Nava Resources, Inc., a Nevada corporation (the “Company”). We have read the Company’s current report on Form 8-K dated July 9, 2012 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“MacKay LLP”

MacKay LLP
Chartered Accountants